Exhibit 10.1

TECHNOLOGY PURCHASE OPTION AGREEMENT

This TECHNOLOGY PURCHASE OPTION AGREEMENT (this “Agreement”) is entered into as of 4 April, 2019 (the “Effective Date”), by and among:

SYNTHESIS ENERGY SYSTEMS, INC., a Delaware corporation (“SES”);

One Riverway, Suite 1700
Houston, TX 77056

USA

and

AUSTRALIAN FUTURE ENERGY Pty, Ltd. (“AFE” or “Purchaser”),

Level 10, 10 Market Street

Brisbane, Queensland, 4000

Australia

Each of SES and AFE are a Party and are together the Parties.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to enter into this Agreement which will govern the period from the Effective Date to the completion of the definitive agreements that are intended to arise from this Agreement as well as the terms to be included in the definitive agreements as contemplated herein.

1)	Scope of Transaction

The scope of the transaction (the “Transaction”) is the acquisition of the assets and rights as listed below, which together is referred to as the Purchased Asset.

a)	SES to transfer to AFE 100% of its ownership interest of Synthesis Energy Systems Technology LLC (“SEST”), a wholly owned subsidiary company of SES that owns all of SES’s interest in the SES Global Gasification Technology and which transfer of ownership shall include
i)	All (100%) of the ownership interest of SES Global Gasification Technology (“SGT”) as described in Schedule 1 to this Agreement.
ii)	All (100%) of the ownership interest of SGT technology know-how, relevant patent rights and tools subject to the Transfer Plan as further defined herein as described in in Schedule 1 to this Agreement; and
iii)	SES warrants to AFE that Schedule 1 provides a full and total disclosure of its ownership interests in SEST and SGT to be transferred under 1 (a) (i) and ii) and represents, to the best of SES’s knowledge and belief, is the entirety of such items.
b)	In connection with 1 (a) (ii), and (iii) above, for a period of 3 years from the Effective Date, SES shall:
i)	own the exclusive right to either hold or offer for sale the SGT technology for exclusive use in the countries of India, Brazil, and Poland, and to the Midrex-SES Project Alliance Agreement for utilization of SGT for Midrex MXCOL DRI technology (the “Carved-Out Region(s)”);
ii)	SES will retain all ownership rights of its technology business in China on an on-going basis (without time limit) by assigning ownership of its Hong Kong subsidiary SES Technologies Asia, Ltd away from SEST to SES Inc. or an affiliate thereof and AFE will have no ongoing obligations in regard to this SES business in China;
iii)	During the period of 3 years from the Effective Date, SES shall be free to offer SGT to any party for use in the Carved-Out Regions. Carved-Out Region ownership rights to the SGT technology would be conveyed via the execution of a Master Technology Agreement (“MTA”) between AFE, SES and the selected party in each Carved-Out Region;

TECHNOLOGY PURCHASE OPTION AGREEMENT

iv)	If no such MTA is successfully executed during the period of 3 years from the Effective Date, then the rights of SES in this respect will lapse;
v)	To the extent SES desires to enter into a MTA with a party in a Carved-Out Region, AFE shall undertake its commercially reasonable efforts to collaborate with SES and such party to support successful closing and execution of said MTA and the subsequent transfer of the SGT technology to the Carved-Out Region (the “AFE Technology Transfer”) for which AFE shall be paid for all of its time and costs, on a reasonable commercial basis;
vi)	The template for the Master Technology Agreement will be agreed during the finalization of the definitive agreements that will result from this Option Agreement. Each MTA would convey exclusive irrevocable ownership of SGT for a Carved-Out Region without accounting or responsibility to AFE other than for reasonable AFE time and expenses associated with the AFE Technology Transfer;
vii)	AFE and SES shall enter into an AFE Technology Transfer Agreement in relation to each MTA for a Carved-Our Region through which AFE shall be paid for its reasonable time and expenses to complete the AFE Technology Transfer; and
viii)	AFE agrees to provide normal representations and warranties regarding indemnifications related to its ownership of the SGT intellectual property at the time of execution of any MTA and AFE Technology Transfer Agreement.
c)	In relation to Clause 1(b) above and for the purposes of clarity, other than as related to the time and costs associated with the AFE Technology Transfer, AFE as the 100% owner of the SGT technology, will not receive or be entitled to receive any share of the payments that may be received by SES from the sale or usage of the SGT technology in the Carved-Out Regions. On a similar basis, if the SGT technology is implemented for use in the Carved-Out Regions, AFE will not be liable for warranting the performance of the SGT technology in those jurisdictions, and AFE will not be warranting in any manner, the performance of the SGT technology in those jurisdictions.
d)	In connection with the completion of Payment 1 (as defined below), and the execution of definitive agreements for the Transaction, SES shall provide to AFE a full and complete electronic copy of all of the materials, documents, records, and other items that comprise 100% of the SGT technology know-how, relevant patent rights and tools. This material is as defined in Schedule 1 to this Option Agreement. SES will also arrange to transfer 100% of any paper or other hard copy records that are in the possession of SES and SEST as in so far as they relate to the SGT technology know-how, relevant patent rights and tools.

2)	Consideration

Subject to the conditions as further described herein, SES agrees to sell, and AFE agrees to purchase, the Purchased Asset, on the payment terms as outlined in this section:

a)	Down Payment by issue of 1 million fully paid shares in AFE, due upon signing this Technology Purchase Option Agreement.
b)	Payment 1 of USD $2.0 million payable in three equal instalments as shown below:
(1)	First Tranche before the end of the Option Period as defined in Section 4;
(2)	Second Tranche no later than 6 months after date of payment of the First Tranche; and
(3)	Third Tranche no later than 12 months after date of payment of the First Tranche.
c)	Payment 2 of USD $3.8 million upon the earlier of:
i)	Purchaser’s closing of the construction financing (equity or debt) of adequate scale to allow for release of detailed engineering and placement of orders for long-lead items and for one or more of the gasifier reactors or gasifier HRSG for its first gasification project in the Region (likely to be the proposed Gladstone Energy and Ammonia Project); or

TECHNOLOGY PURCHASE OPTION AGREEMENT

ii)	Five (5) years from the Effective Date.
d)	As full and final settlement of the outstanding invoices owing by AFE to SES as at the date of this Agreement totaling $US 200,000, SES agrees to accept:
i)	1 million fully paid shares in AFE upon signing of this Option Agreement; and
ii)	$US 100,000 paid at the same time as payment of First Tranche as referred to in clause 2(b) above.
e)	The payments shall be wired transferred to Seller’s account as described below.

Bank name: JPMorgan Chase Bank, N.A

Bank Address: 707 Travis Street, 7th FL, Houston, TX 77056

Bank ABA number: 111000614

Bank Swift code: CHASUS33

Bank Account Name: Synthesis Energy Systems Inc.

Bank Account No.: 708223672

3)	Transfer Team
a)	The Parties will work together to secure the services of Seller’s staff and consultants as outlined in Schedule 2 (the “Transfer Team”) for the purpose of completing the Transfer Plan.
b)	The Parties may undertake a mutually agreed funding plan that would allow the Transfer Team to continue its support of Purchaser’s ongoing work with SNC Lavalin during the Option Period and this work may be included as part of the Technical Package.
c)	SES will support and provide all necessary tools, IP and documentation required to the Transfer Team to continue its support of Purchaser’s ongoing work with SNC Lavalin during the Option Period.

4)	Option Period

This Agreement remains binding upon the Parties for the period between the Effective Date through 31 July 2019 (the “Option Period”). The Option Period may be extended through prior written agreement of both Parties, such agreement not to be unreasonably withheld.

During the Option Period the Purchaser shall complete its required due diligence and the Parties shall complete the necessary definitive agreements for this Transaction.

5)	Conditions to Closing
a)	Prior to execution of the definitive agreements that will arise from this Option Agreement, unless agreed otherwise in writing, the Transaction shall be subject to, among other things, the following conditions and/or exclusions:
i)	Written consent to the Transaction from the holders of the Senior Secured Debentures issued by SES, in accordance with the requirements of the Senior Secured Debentures Agreements;
ii)	Termination by SES of existing GTI agreement or other resolution as to be mutually agreed by the Parties, to the satisfaction of AFE;
iii)	Approval of definitive agreements by the Board of Directors of both Parties;
iv)	Any other approvals as required by Australian or U.S. law;
v)	The Parties entering into an agreed form of Deed of Termination of the Master Technology Agreement that is in place between SEST and AFE;
vi)	The Parties entering into an agreed Deed of Termination for the existing Project Licence Agreement between SEST and AFE and AFE replacing said agreement with a new Project Licence Agreement to be between AFE and Gladstone Energy and Ammonia Pty Ltd; and

TECHNOLOGY PURCHASE OPTION AGREEMENT

vii)	The Parties entering into an agreed Deed of Termination of the Services Agreement that is in place between SEST and AFE.

6)	AFE Acknowledgements

AFE acknowledges and agrees that SES:

i)	Intends to exit its business related to SGT and has undertaken steps, and may undertake future steps, to reduce its carrying costs related to its SGT business which includes release of employees and/or consultants with SGT know-how and may include exiting its agreement with GTI;
ii)	Makes no further representation or warranties beyond the Effective Date related to its ability to retain members of the Transfer Team;
iii)	Is a shareholder of AFE and as such this Option Agreement would be considered to be a related party transaction for SES; and
iv)	The Purchased Asset is part of a collateral package for SES’s USD $8 million Senior Secured Debentures and as such written consent must be obtained to complete the Transaction in accordance with the requirements of the Senior Secured Debentures Agreements.

7)	SES Acknowledgements

SES acknowledges and agrees that:

i)	SES will use its reasonable endeavours to assist AFE with all reasonably requested visitations to the various SGT facilities during the Option Period and for as long as SES holds its ownership position in the Yima JV for a period of 3 years from the Effective Date;
ii)	SES and its Directors will not undertake or have involvement in any coal gasification projects or undertakings in those markets in which AFE is operating for a period of 5 years following the Effective Date, except for those instances outlined in Clause 1(b) of this Agreement.

8)	Confidentiality
a)	Subject to disclosure requirements to any securities exchange, Australian or US government requirements, and disclosure to financial, legal or corporate advisors, under signed Confidentiality Agreement, the Parties agree to maintain all information made available to it pursuant to this Agreement confidential and to cause its Affiliates and representatives to maintain all information made available to them pursuant to this Agreement confidential pursuant to and in accordance with the terms of that certain confidentiality agreement, dated 23 January 2019 between the Parties, which shall continue in full force and effect and the terms of which are incorporated herein by reference and made a part of this Agreement.

9)	Publicity and Press Releases
a)	Each of SES and AFE agree that the Parties may have cause to make public disclosure (for securities reporting purposes or otherwise) of the existence and contents of this Agreement;
b)	The Party proposing to make the announcement will provide to the other Party a copy of the proposed wording of such announcement, by no later than 36 hours prior to the scheduled date and time of making such announcement;
c)	The Parties will agree the wording and timing of all public announcements and statements by them or their Affiliates relating to this agreement before the relevant announcement or statement is made; and
d)	Any party making a public announcement or statement must immediately give a copy of that announcement or statement to the other.

TECHNOLOGY PURCHASE OPTION AGREEMENT

10)	Term and Termination
a)	This agreement shall automatically terminate at midnight 31 July 2019 should the payment of First Tranche not have been received by the Seller.
b)	By either Party upon breach by the other Party, after allowing reasonable time for any breach to be adequately remedied.

11)	Expenses
a)	Except as may otherwise be set forth herein, each of the Parties shall be responsible for its own professional fees and expenses that may be incurred in relation to the negotiation, documentation and closing of the Transactions contemplated herein.

12)	Solvency
a)	At the date of execution of this Agreement, SES declares to AFE that SES is solvent and is able to pay its debts as and when they fall due, in the ordinary course of business.

13)	Binding Agreement
a)	This Agreement shall be binding upon the Parties.

14)	Contact details
a)	AFE’s contact for this Agreement shall be:
i)	Kerry John Parker, Chief Executive Officer, Australian Future Energy Pty Ltd, Level 10, 10 Market Street, Brisbane, Queensland, 4000, Australia. Email : k.parker@ausfutureenergy.com.au. Telephone : +61 417 731 014.

b)	SES’s contact for this Agreement shall be:
i)	Robert Wayne Rigdon, President and CEO, Synthesis Energy Systems LLC, One Riverway, Suite 1700, Houston, TX 77056, USA. Email : robert.rigdon@synthesisenergy.com. Telephone: +1 713 579 0600

15)	Governing Law

This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non - contractual in nature) is governed by, and is to be construed in accordance with, the laws of State of Delaware.

THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS AND UNITED STATES DISTRICT COURTS SITTING IN THE STATE OF DELAWARE FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (B) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (C) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

TECHNOLOGY PURCHASE OPTION AGREEMENT

16)	Assignment
a)	The rights and obligations of the Parties under this Agreement are not assignable without the prior written consent of each other Party, which the other Parties may withhold or grant in its sole discretion, with the exception of (b) below.
b)	AFE has the right to transfer its interest in this Option Agreement to a wholly owned subsidiary company of AFE, that AFE may choose to establish for the purposes of completing this proposed transaction/

17)	Amendments and Waivers

This Agreement may not be amended except by written instrument executed by each Party. Any failure by any Party to comply with any of its obligations or agreements herein contained may be waived by the Party or Parties to whom such compliance is owed by an instrument signed by such Party or Parties and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

18)	Time - Time is of the essence. If any day on which an event is scheduled to occur under this Agreement falls on a day other than a Business Day in either the United States of America or in Queensland, Australia, the time period for such event shall be automatically extended until the next Business Day.

19)	Costs – Each of SES and AFE will bear their own costs such as but not limited to legal and professional fees, tax and regulatory approvals in relation to the negotiation and execution of this Agreement, and all binding agreements arising from this Agreement.

20)	Additional Discussions – Each of SES and AFE agree, during the period from the date of signing of this Option Agreement and the date of execution of the definitive documents arising from this Option Agreement, to continue discussions around broader corporate actions, activities and relationships that may be able to be implemented between SES and AFE, including a merger style transaction / corporate transaction between SES and AFE, subject to agreement on commercial terms for such a transaction that are acceptable to the Boards of Directors of both SES and AFE, and the shareholders of both SES and AFE.

 _______________________________

TECHNOLOGY PURCHASE OPTION AGREEMENT

Executed as an Agreement by SYNTHESIS ENERGY SYSTEMS, Inc :

/s/ Robert Rigdon

Robert Rigdon

President and CEO

Executed as an Agreement by AUSTRALIAN FUTURE ENERGY Pty Ltd :

/s/ Edek Choros	/s/ Kerry Parker
Mr. Edek Choros	Mr. Kerry Parker
Director	Company Secretary

TECHNOLOGY PURCHASE OPTION AGREEMENT

Schedule 1

Pursuant to Paragraph 1 a) (i) and (ii), the information that is contained on the external hard drive (Serial Number NAA4YAH6) and labelled as “SES Gasification Technology” contains all of the;

1)	SES Global Gasification Technology (“SGT”) and,
2)	SGT technology know-how, relevant patent rights and tools subject to the Transfer Plan

TECHNOLOGY PURCHASE OPTION AGREEMENT

Schedule 2

•	Francis Lau
•	Wade Taber
•	Alma Rodarte
•	Wei Sun
•	Frank Chen